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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE










AT URBAN SHOPPING CENTERS, INC.:
Adam Metz                               Michael Goldberg
Chief Financial Officer                 Senior Vice President
900 N. Michigan Ave., #1500             900 N. Michigan Ave., #1500
Chicago, IL  60611                      Chicago, IL  60611
(312) 915-3568                          (312) 915-2811

FOR IMMEDIATE RELEASE

      URBAN SHOPPING CENTERS, INC. ACQUIRES CENTURY CITY SHOPPING CENTER &
                                  MARKETPLACE
                                   -----------

         COMPANY ANNOUNCES PRIVATE PLACEMENT OF $40 MILLION OF PERPETUAL
                                PREFERRED UNITS

CHICAGO, JUNE 10, 1999 -- URBAN SHOPPING CENTERS, INC. (NYSE: URB) today announced that it completed the acquisition of Century City Shopping Center & Marketplace ("Century City"). Century City is a 770,000 square foot, open-air regional mall located in Los Angeles, California. The mall opened in 1963 and was expanded in 1985 and 1987.

         Century City is currently anchored by Bloomingdale's (222,000 square feet) and Macy's (135,000 square feet) and features a 50,000 square foot AMC theater and a 37,000 square foot Gelson's Market. The mall also contains more than 325,000 square feet of specialty shops and restaurants including: Banana Republic, Pottery Barn, Restoration Hardware, Joan & David, J. Crew, Coach, Gap, Crate & Barrel, Talbot's, Ann Taylor, Stage Deli of New York, Houston's and Johnny Rockets.

         "The addition of Century City will complement our existing portfolio of dominant, high quality regional malls," said Matthew S. Dominski, president and chief executive officer of Urban Shopping Centers, Inc. "The ambiance of Century City's open-air marketplace, along with its unique blend of sophisticated shopping and entertainment make this property one of the most successful and irreplaceable retail assets in the United States."

         "Century City meets our strategic objective of making acquisitions that will provide long-term enhancement to shareholder value," said Adam S. Metz, executive vice president and chief financial officer of Urban Shopping Centers, Inc. "The mall's productivity with sales per square foot in excess of $550 and a mall shop occupancy rate of 91.6% as of March 31, 1999 is consistent with our existing portfolio of premier properties."

                                     -More-
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Urban Shopping Centers
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         In a related transaction, the company announced that it had issued approximately 81,000 operating partnership units to a private investor. The approximate $3.2 million proceeds from the equity issuance were used to finance a portion of the acquisition of Century City.

         The company also announced that its operating partnership, Urban Shopping Centers, L.P., completed a private sale of $40 million of Series C Cumulative Redeemable Preferred Partnership Units at $50.00 per unit. The Preferred Units are entitled to fully cumulative distributions at a rate of 9.125% per annum. Proceeds from the offering were used to fund a portion of the acquisition of Century City.

         The Preferred Units, which may be called by Urban Shopping Centers at par on or after May 27, 2004, have no stated maturity or mandatory redemption and are not convertible into any other securities of the operating partnership. The holders of the Preferred Units may exchange them at any time on or after May 27, 2009 for shares of a new series of preferred stock of Urban Shopping Centers, Inc. with similar terms.

         The Preferred Units were privately placed with an institutional investor. Merrill Lynch & Co. acted as exclusive placement agent.

         SAFE HARBOR STATEMENT. Certain statements set forth herein or incorporated by reference herein from the company's filings under the Securities Exchange Act of 1934, as amended, contain forward-looking statements, including, without limitation, statements relating to the timing and anticipated capital expenditures of the company's development programs and acquisitions. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results may differ materially from that set forth in the forward-looking statements. Certain factors that might cause such differences include general economic conditions, local real estate conditions, construction delays due to the unavailability of construction materials, weather conditions or other delays beyond the control of the company. Consequently, such forward-looking statements should be regarded solely as reflections of the company's current operating, development and acquisition plans and estimates. These plans and estimates are subject to revision from time to time as additional information becomes available, and actual results may differ from those indicated in the referenced statements.

         Urban Shopping Centers, Inc., a self-administered real estate investment trust (REIT), is in the business of owning, acquiring, managing, leasing, developing and redeveloping super-regional and regional malls. The company opened Brandon TownCenter in Tampa, Florida in 1995, Wolfchase Galleria in Memphis, Tennessee in February 1997 and a second Tampa-area mall, Citrus Park Town Center, in March 1999. Urban Shopping Centers, Inc. owns interests in several of the premier shopping centers in the United States including Oakbrook Center (Oak Brook, Illinois), Century City Shopping Center & Marketplace (Los Angeles, California), Water Tower Place (Chicago, Illinois), Old Orchard Center (Skokie, Illinois), Copley Place (Boston, Massachusetts) and San Francisco Shopping Centre (San Francisco, California), as well as in Urban Retail Properties Co., its property management, leasing and development affiliate. Urban Retail Properties Co. is one of the nation's largest retail property managers, managing more than 50 million square feet of space in 25 states and the District of Columbia.

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